Exhibit 99.1

Natus Medical Reports Record Second Quarter Revenue and Earnings;

Non-GAAP Pretax Income Increases 100% Over Prior Year;

Company Increases Full-Year 2006 Revenue & Earnings Guidance

SAN CARLOS, Calif. (August 2, 2006) – Natus Medical Incorporated (Nasdaq:BABY) today reported financial results for the three and six months ended June 30, 2006.

Natus reported record revenue of $20.0 million for the quarter ended June 30, 2006, compared to $10.2 million reported in the same period in 2005. The increase was primarily attributable to the acquisition of Bio-logic Systems Corp. Revenue from the Company’s core business, excluding Bio-logic, increased 12% over the previous year. Gross margin improved to 63.9% for the three months ended June 30, 2006, compared with 61.5% for the second quarter of 2005.

Non-GAAP income before tax increased 100% to $2.9 million for the quarter ended June 30, 2006, from $1.4 million reported in the same period in 2005. For the six months ended June 30, 2006, non-GAAP income before tax increased 116% to $5.4 million, compared to $2.5 million reported in 2005.

The non-GAAP results for 2006 exclude from reported income (loss) before tax the effect of employee equity-based compensation expense, an in-process research and development charge associated with the acquisition of Bio-logic, and other acquisition related costs. For the three and six months ended June 30, 2006 respectively, on a GAAP basis, the Company reported income before tax of $2.5 million and a loss before tax of $1.2 million.

The Company reported net income of $1.4 million or $0.07 per diluted share in the second quarter of 2006, compared to net income of $1.3 million or $0.07 per diluted share in the same period in 2005. For the 2006 period, the Company’s effective tax rate for book purposes was 45% compared to 12% in the 2005 period.

For the six months ended June 30, 2006, the Company reported a net loss of $3.3 million or ($0.18) per diluted share. Results for the six months include a $5.9 million charge for in-process research and development associated with the acquisition of Bio-logic. And as noted, the Company’s effective tax rate for book purposes was 45% in the 2006 period compared to 13% in 2005.

During the quarter the Company completed a formal study of its net operating loss carryforwards and determined that it will benefit from $19.6 million of tax loss carryforwards available as of December 31, 2005. The Company expects that it will pay taxes at a rate of less than 15% for 2006 and 2007.

“I am extremely pleased to report our second quarter results as we exceeded our guidance in both revenue and earnings, and all of our business units had excellent results,” stated Jim Hawkins, President and Chief Executive Officer of Natus. “Our results on a before tax basis clearly illustrate the magnitude of what we have accomplished so far this year, as pretax income more than doubled over last year.”

“The integration of Bio-logic is now complete,” added Hawkins. “It went very smoothly and ahead of our internal schedule. I am also pleased that Bio-logic’s operating results were accretive to our earnings in both our first and second quarters.”

Financial Guidance

Natus increased its financial guidance for 2006. For the full year, the Company expects to report non-GAAP earnings per diluted share of $0.31 to $0.34 on revenue of $81.5 to $83.0 million. The Company had previously said that it expected to report non-GAAP earnings per share of $0.30 to $0.33 on revenue of $80.5 to $82.0 million.

For the third quarter of 2006, the Company expects to report earnings per diluted share of $0.08 to $0.09 on revenue of $20.8 to $21.0 million. The Company had previously said that it expected to report the same earnings on revenue of $20.3 to $20.5 million.

For the fourth quarter of 2006, the Company expects to report income per diluted share of $0.11 to $0.12 on revenue of $21.4 to $22.7 million.

The Company’s 2006 annual guidance excludes the impact of a $5.9 million in-process research and development charge associated with the acquisition of Bio-logic that was recorded in the first quarter of 2006. That charge is expected to reduce earning per share for the full year by approximately $0.29 per diluted share.

The Company’s guidance includes the impact of expensing employee equity-based compensation.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with GAAP, this release contains a non-GAAP financial measure that excludes the effects of employee equity-based compensation expense as a result of the Company’s adoption of SFAS 123R on January 1, 2006 and costs associated with the January 5, 2006 acquisition of Bio-logic Systems Corp. The Company believes that the presentation of results excluding equity-based compensation expense and the acquisition-related charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. The Company is using the modified prospective method in its adoption of SFAS 123R and as such, will not restate prior year results for the impact of employee stock option expensing. The Company also believes the in-process research and development charge is not indicative of resources devoted to ongoing research and development efforts. Therefore, the Company believes the non-GAAP financial measure facilitates comparison of operating results across reporting periods. A reconciliation between the Company’s results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of the Company’s financial results release.

The Company believes that both management and investors benefit from referring to this non-GAAP financial measure in assessing the Company’s performance and when planning, forecasting, and analyzing future periods. The non-GAAP financial measure also facilitates management’s internal comparisons to the Company’s historical performance. The non-GAAP financial measure disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investor conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time today (8:00 a.m. Pacific Time). Individuals interested in listening to the conference call may do so by dialing (866) 770-7146 for domestic callers, or (617) 213-8068 for international callers, and entering reservation code 40885354. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (888) 286-8010 for domestic callers, or (617) 801-6888 for international callers, and entering reservation code 59419955.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, newborn jaundice and newborn metabolic testing.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding anticipated revenue and profitability for the full-year 2006 as well as for the third and fourth quarters of 2006, tax rates through 2007, and our ability to benefit from our tax loss carryforwards. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, and risks associated with bringing new products to market and integrating acquired businesses. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2005, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:

Natus Medical Incorporated

Steven J. Murphy

Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and equivalents	$9,493	$40,046
Short-term investments	—	12,163
Accounts receivable, net of allowance for doubtful accounts of $ 471 in 2006 and $173 in 2005	12,304	8,460
Inventories	8,321	3,482
Deferred tax	828	—
Prepaid expenses and other current assets	598	1,041
Total current assets	31,544	65,192

Property and equipment, net	9,229	2,116
Goodwill	21,675	3,836
Intangible assets	28,873	6,174
Other assets	849	78
Total assets	$92,170	$77,396

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,066	$1,817
Current portion of long term debt	2,500	—
Accrued liabilities	8,926	5,441
Deferred revenue	1,672	439
Total current liabilities	16,164	7,697

Long term liabilities
Note payable	5,250	—
Deferred tax	3,120	734
Total liabilities	24,534	8,431

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 18,570,933 in 2006 and 18,444,753 in 2005	101,905	99,634
Accumulated deficit	(34,058)	(30,750)
Accumulated other comprehensive income	(211)	81
Total stockholders’ equity	67,636	68,965
Total liabilities and stockholders’ equity	$92,170	$77,396

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 2006	June 2005	June 2006	June 2005
Revenue	$19,966	$10,168	$39,349	$19,870
Cost of revenue	7,216	3,919	14,509	7,790

Gross profit	12,750	6,249	24,840	12,080

Operating expenses:
Marketing and selling	4,993	2,834	10,156	5,439
Research and development	2,459	1,078	4,949	2,070
General and administrative	2,779	1,187	4,933	2,551
Acquired IPR&D	—	—	5,900	—

Total operating expenses	10,231	5,099	25,938	10,060

Income (loss) from operations	2,519	1,150	(1,098)	2,020

Other income/(expense):
Interest income	75	253	244	436
Interest expense	(173)	—	(339)	—
Other income, net	80	23	(36)	32

Total other income/(expense)	(18)	276	(131)	468

Income (loss) before provision for income tax	2,501	1,426	(1,229)	2,488
Provision for income tax	1,130	162	2,079	315

Net income (loss)	$1,371	$1,264	$(3,308)	$2,173

Earnings (loss) per share:
Basic:	$0.07	$0.07	$(0.18)	$0.13
Diluted:	$0.07	$0.07	$(0.18)	$0.12
Weighted-average shares used to compute
Basic earnings per share	18,597	17,377	18,541	17,267
Diluted earnings per share	20,267	18,756	18,541	18,527

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 2006	June 2005	June 2006	June 2005
GAAP income (loss) before provision for income tax	$2,501	$1,426	$(1,229)	$2,488
non-GAAP adjustments:
Acquired in-process research and development (see note) (a)	—	—	5,900	—
Other transaction related costs associated with the acquisiton of Bio-logic. (see note) (b)	168	—	168	—
Equity-based compensation expense under SFAS 123R (see note) (c)	189	—	546	—

Non-GAAP income before provision for income tax	$2,858	$1,426	$5,385	$2,488

Non-GAAP Adjustments

(a) A charge for acquired in-process research and development expense related to the acquisition of Bio-logic Systems Corp. on January 5, 2006. Management believes that excluding this charge facilitates comparisons of Natus’ core operating results across multiple reporting periods.

(b) Other costs associated with the acquisition of Bio-logic that are not properly capitalized as part of the acquisition cost that were expensed during the three months ended June 30, 2006.

(c) Non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123R on January 1, 2006. Management believes that it is useful to investors to understand the impact of expenses associated with the adoption of SFAS 123R on reported results of operations. Net income for the three and six months ended June 30, 2005 did not include equity-based compensation expense under SFAS 123.